UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2022
Conformis, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	001-37474	56-2463152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Technology Park Drive
Billerica, MA 01821
(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 345-9001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CFMS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 3.03.	Material Modifications to Rights of Security Holders.

The disclosure set forth under Items 5.03 and 8.01 below is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 9, 2022, Conformis, Inc.. (the “Company”) announced that it filed a Certificate of Amendment to the Company’s Amended Certificate of Incorporation (the “Certificate of Amendment”), with the Secretary of State of the State of Delaware, to effect a 1-for-25 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of common stock, par value $0.00001 per share (the “Common Stock”), at 5:00 p.m. Eastern Time on that date. Beginning with the opening of trading on November 10, 2022, the Company’s Common Stock will trade on the Nasdaq Capital Market on a split-adjusted basis under a new CUSIP number 20717E200.

As previously reported, on October 26, 2022, the Company held a special meeting of stockholders (the “Special Meeting”), at which the Company’s stockholders approved an amendment to the Certificate of Incorporation to effect a reverse stock split of the Common Stock at a reverse stock split ratio of 1-for-15, 1-for-20 or 1-for-25, to be determined by the Board of Directors (the “Board”) at a later date, and a reduction in the number of authorized shares of the Common Stock from 300,000,000 to 33,333,333, 25,000,000 and 20,000,000 respectively. Following the Special Meeting, the Board approved the implementation of the Reverse Stock Split at a ratio of 1-for-25 (with a reduction in the number of authorized shares of the Common Stock from 300,000,000 to 20,000,000). The Reverse Stock Split is intended to bring the Company into compliance with the $1.00 minimum average closing share price requirement for continued listing on the Nasdaq Capital Market.

As a result of the Reverse Stock Split, every 25 shares of the Company’s Common Stock issued and outstanding will be converted into one share of Common Stock. No fractional shares will be issued in connection with the reverse split. Stockholders of record who would otherwise be entitled to a fractional share of Common Stock will instead receive cash in lieu of fractional shares based on the closing sales price of the Company’s Common Stock as quoted on the Nasdaq Capital Market on November 9, 2022.

The Reverse Stock Split also reduced the authorized number of shares of Common Stock from 300,000,000 to 20,000,000. The Reverse Stock Split did not change the par value of the Common Stock. All outstanding warrants, stock options, restricted stock, restricted stock units, and performance share units, entitling their holders to purchase shares of Common Stock or acquire or vest into shares of Common Stock, as the case may be, were adjusted as a result of the Reverse Stock Split, as required by the terms of these securities. The Reverse Stock Split will not reduce the number of authorized shares of preferred stock.

The Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder's ownership percentage of the Company's shares of Common Stock (except to the extent that the reverse split would result in some of the stockholders receiving cash in lieu of fractional shares). All outstanding warrants, stock options, restricted stock, restricted stock units, and performance share units entitling their holders to receive or purchase shares of the Company’s Common Stock will be adjusted as a result of the reverse split, as required by the terms of each security, including with respect to the exercise or purchase price. The number of shares available for issuance under the Company’s equity incentive plans will be correspondingly reduced at the same ratio as the Reverse Stock Split.

The foregoing description of the Certificate of Amendment is a summary of the material terms thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment, which is filed with this report as Exhibit 3.1 and is incorporated herein by reference.

As a result of the reverse split, the number of issued and outstanding shares of Common Stock will be adjusted from approximately 188 million shares to approximately 7.5 million shares.

Item 8.01.	Other Events.
On November 9, 2022, the Company issued a press release announcing the effectiveness of the Reverse Stock Split. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment of the Restated Certificate of Incorporation of Conformis, Inc., effective November 9, 2022
99.1	EX-99.1 Press Release, dated November 9 2022

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: November 9, 2022	By:	/s/ Robert S. Howe
Robert S. Howe
Chief Financial Officer